Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Casey Allen
Cree, Inc.
Corporate Communications
media@cree.com

Cree Appoints John Replogle to Board of Directors

DURHAM, N.C., January 30, 2014 – Cree, Inc. (Nasdaq: CREE) announces that John Replogle, President and Chief Executive Officer, Seventh Generation, has been appointed to the Company’s Board of Directors, effective January 28, 2014.

“John will be a great addition to our Board of Directors,” said Chuck Swoboda, Cree chairman and CEO. “He has a proven track record of successfully managing global companies and brands, and we welcome the opportunity to work with John as we carry out our mission to lead the LED lighting revolution.”

Replogle assumed his leadership role with Seventh Generation, a manufacturer and distributor of sustainable household products, in March 2011. Before joining Seventh Generation, he was President and Chief Executive Officer of Burt's Bees, Inc. from 2006 to 2011 and General Manager of Unilever's Skin Care division from 2003 to 2006. Prior to Unilever, Replogle worked for Diageo, Plc for seven years in a number of different capacities, including as President of Guinness Bass Import Company and Managing Director of Guinness Great Britain. He started his career with the Boston Consulting Group. He has also served as a director of Sealy Corporation from 2010 to 2013.

Mr. Replogle has a Master of Business Administration degree in General and Entrepreneurial Management from Harvard Business School and a Bachelor of Arts degree in Political Science from Dartmouth College. Mr. Replogle also serves on the Board of Trustees at Dartmouth.

About Cree
Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting, and semiconductor products for power and radio frequency (RF) applications.

Cree’s product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree® products are driving improvements in applications such as general illumination, backlighting, electronic signs and signals, power suppliers and solar inverters.

For additional product and company information, please refer to www.cree.com.

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Cree® is a registered trademark of Cree, Inc.